Exhibit 99.1

       Contact:   Michael R. Sand, CEO
          Dean J. Brydon, President & CFO
                         (360) 533-4747
                         www.timberlandbank.com

Timberland Bancorp Announces Second Fiscal Quarter Earnings

•	Second Fiscal Quarter Net Income of $5.33 Million
•	Quarterly Return on Average Equity of 10.10%
•	Loan Portfolio (Excluding PPP Loans) Increased 6% During Quarter
•	Announces $0.22 Quarterly Cash Dividend

HOQUIAM, WA – April 26, 2022 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $5.33 million, or $0.63 per diluted common share, for the quarter ended March 31, 2022.  This compares to net income of $5.49 million, or $0.65 per diluted common share, for the preceding quarter and $7.25 million, or $0.86 per diluted common share, for the comparable quarter one year ago.

For the first six months of fiscal 2022, Timberland earned $10.81 million, or $1.28 per diluted common share, compared to $14.54 million or $1.73 per diluted common share for the first six months of fiscal 2021.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.22 per share, payable on May 27, 2022, to shareholders of record on May 13, 2022.

“We are pleased to report strong growth during the past quarter,” stated Michael Sand, CEO.  “Net loans receivable, excluding Paycheck Protection Program loans (“PPP”), increased 5.7% (22.8% annualized) primarily due to increases in commercial real estate and commercial business loans originated within our western Washington market footprint.  We continue to see opportunities for loan originations within our local markets and are pleased to observe reduced prepayment activity which has allowed loan originations to be more additive to net loans receivable.”

“In addition to using excess liquidity to fund loan growth, we also deployed funds into short and moderate duration investments to supplement interest income,” said Sand.  “The Bank continues to be positioned to benefit from Federal Reserve actions to increase interest rates and we anticipate continued opportunities to invest excess liquidity during the next several quarters as the Fed begins reducing its balance sheet in conjunction with anticipated rate increases.”

Second Fiscal Quarter 2022 Earnings and Balance Sheet Highlights (at or for the period ended March 31, 2022, compared to March 31, 2021, or December 31, 2021):

   Earnings Highlights:
•
Net income was $5.33 million for the current quarter compared to $5.49 million for the preceding quarter and $7.25 million for the comparable quarter one year ago; EPS was $0.63 for the current quarter compared to $0.65 for the preceding quarter and $0.86 for the comparable quarter one year ago;

•
Net income was $10.81 million for the first six months of fiscal 2022 compared to $14.54 million for the first six months of fiscal 2021; EPS was $1.28 for the first six months of fiscal 2022 compared to $1.73 for the first six months of fiscal 2021;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.10% and 1.16%, respectively;
•	Net interest margin (“NIM”) was 2.95% for the current quarter compared to 2.92% for the preceding quarter and 3.21% for the comparable quarter one year ago; and
•	The efficiency ratio was 58.42% for the current quarter compared to 57.40% for the preceding quarter and 48.99% for the comparable quarter one year ago.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

Balance Sheet Highlights:
•	Total assets increased 10% year-over-year and 3% from the prior quarter;
•	Total deposits increased 12% year-over-year and 3% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 15% year-over-year and 6% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) increased 4% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.16% from 0.17% at December 31, 2021; and
•	Book and tangible book (non-GAAP) values per common share increased to $25.56 and $23.60, respectively, at March 31, 2022.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) decreased 1% to $15.98 million for the first fiscal quarter from $16.14 million for the preceding quarter and decreased 8% from $17.45 million for the comparable quarter one year ago.  The decrease in operating revenue compared to the preceding quarter was primarily due to a $259,000 decrease in PPP loan income and a $247,000 decrease in gain on sales of loans.  Operating revenue decreased 8% to $32.11 million for the first six months of fiscal 2022 from $35.04 million for the comparable period one year ago, primarily due to a $2.68 million decrease in gain on sales of loans and a $1.15 million decrease in PPP loan income.

Net interest income increased 2% to $12.89 million for the current quarter from $12.70 million for the preceding quarter and increased 3% from $12.57 million for the comparable quarter one year ago.  Timberland’s NIM for the current quarter was 2.95% compared to 2.92% for the preceding quarter and 3.21% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately six basis points due to the accretion of $34,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $246,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately four basis points due to the accretion of $57,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $114,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately six basis points due to the accretion of $86,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $129,000 in pre-payment penalties, non-accrual interest and late fees. Net interest income was $25.59 million for both the first six months of fiscal 2022 and fiscal 2021.  Timberland’s net interest margin for the first six months of fiscal 2022 was 2.93% compared to 3.34% for the first six months of fiscal 2021.

U.S. Small Business Administration (“SBA”) PPP loans contributed to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At March 31, 2022, Timberland had SBA PPP deferred loan origination fees of $199,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	March 31, 2022	Dec. 31, 2021	March 31, 2021
Interest income	$31	$71	$306
Loan origination fee accretion	708	927	1,143
Total SBA PPP loan income	$739	$998	$1,449

No provision for loan losses was made during the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021.

Non-interest income decreased 10% to $3.08 million for the current quarter from $3.44 million for the preceding quarter and decreased 37% from $4.89 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $247,000 decrease in gain on sales of loans, a $119,000 decrease in the valuation recovery on loan servicing rights, and smaller decreases in several other categories.  These decreases were partially offset by a $101,000 increase in service charges on deposits.  The year-over-year decrease in non-interest income was primarily due to a $1.34 million decrease in gain on sales of loans and a $438,000 decrease in the valuation recovery on loan servicing rights.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

The decrease in gain on sales of loans was primarily due to a decrease in the dollar amount of fixed-rate one- to four-family loans originated and sold during the current quarter (as refinance demand slowed) and a decrease in the average pricing margin compared to the same period last year.  Fiscal year-to-date non-interest income decreased 31% to $6.53 million from $9.45 million for the first six months of fiscal 2021, primarily due to a $2.68 million decrease in gain on sales of loans.

Total operating expenses for the current quarter increased $69,000, or 1%, to $9.33 million from $9.26 million for the preceding quarter and increased $782,000, or 9%, from $8.55 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $73,000 increase in professional fee expense and smaller increases in several other expense categories.  These increases were partially offset by smaller decreases in several expense categories.  Fiscal year-to-date operating expenses increased 10% to $18.60 million from $16.96 million for the first six months of fiscal 2021.  The year-to-date increase in operating expenses was primarily due to annual salary adjustments (effective October 1st) and the hiring of additional lending personnel.  The efficiency ratio for the current quarter was 58.42% compared to 57.40% for the preceding quarter and 48.99% for the comparable quarter one year ago.  The efficiency ratio for the first six months of fiscal 2022 was 57.91% compared to 48.41% for the first six months of fiscal 2022.

The provision for income taxes for the current quarter decreased $73,000 to $1.32 million from $1.39 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 19.8% for the quarter ended March 31, 2022 compared to 20.2% for the quarter ended December 31, 2021 and 18.6% for the quarter ended quarter ended March 31, 2021.  Timberland’s effective income tax rate was 20.0% for the first six months of fiscal 2022 compared to 19.6% for the first six months of fiscal 2021.

Balance Sheet Management

Total assets increased $46.20 million, or 3%, to $1.88 billion at March 31, 2022 from $1.83 billion at December 31, 2021.  The quarter’s increase was primarily due to a $72.80 million increase in investment securities and CDs held for investment, a $40.07 million increase in net loans receivable, and smaller increases in several other categories. These increases were partially offset by a $66.02 million decrease in total cash and cash equivalents, and smaller decreases in several other categories.  The increase in total assets was funded primarily by an increase in total deposits.

Loans

Net loans receivable increased $40.07 million, or 4%, to $1.03 billion at March 31, 2022 from $994.01 million at December 31, 2021.  This increase was primarily due to a $26.12 million increase in commercial real estate loans, a $23.64 million increase in commercial business loans (non-PPP), a $5.29 million decrease in the undisbursed portion of construction loans in process, a $4.77 million increase in one- to four-family loans and smaller increases in other loan categories. These increases to net loans receivable were partially offset by a $15.46 million decrease in SBA PPP loans, a $5.45 million decrease in construction loans, and smaller decreases in several other loan categories.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

	Loan Portfolio ($ in thousands)
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$133,925	12%	$129,151	12%	$117,184	10%
Multi-family	82,526	7	84,180	7	92,435	8
Commercial	523,479	45	497,361	44	461,966	40
Construction - custom and
owner/builder	114,394	10	116,267	10	105,305	9
Construction - speculative one-to four-family	15,438	1	18,255	2	17,289	2
Construction - commercial	35,416	3	42,611	4	42,340	4
Construction - multi-family	64,141	6	54,710	5	44,266	4
Construction - land
development	10,687	1	13,680	1	2,238	--
Land	22,192	2	18,568	2	19,041	2
Total mortgage loans	1,002,198	87	974,783	87	902,064	79

Consumer loans:
Home equity and second
mortgage	32,980	3	34,375	3	32,026	3
Other	2,277	--	2,462	--	2,756	--
Total consumer loans	35,257	3	36,837	3	34,782	3

Commercial loans:
Commercial business loans	108,644	9	85,006	8	66,645	6
SBA PPP loans	5,934	1	21,397	2	138,175	12
Total commercial loans	114,578	10	106,403	10	204,820	18
Total loans	1,152,033	100%	1,118,023	100%	1,141,666	100%
Less:
Undisbursed portion of
construction loans in
process	(100,719)		(106,009)		(90,550)
Deferred loan origination
fees	(3,801)		(4,539)		(6,999)
Allowance for loan losses	(13,433)		(13,468)		(13,434)
Total loans receivable, net	$1,034,080		$994,007		$1,030,683
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $2,772, $3,700 and $8,455 at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of March 31, 2022:

CRE Loan Portfolio Breakdown by Collateral ($ in thousands)
Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$101,045	19%	9%
Office buildings	72,613	14	6
Medical/dental offices	65,500	12	5
Other retail buildings	47,518	9	4
Restaurants	29,532	6	3
Hotel/motel	26,152	5	2
Mini-storage	23,226	4	2
Convenience stores	22,645	4	2
Nursing homes	18,591	4	2
Shopping centers	10,655	2	1
Churches	8,173	2	1
Additional CRE	97,829	19	8
Total CRE	$523,479	100%	45%

Timberland originated $130.41 million in loans during the quarter ended March 31, 2022, compared to $167.15 million for the comparable quarter one year ago and $178.84 million in loans for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $16.88 million were sold compared to $41.29 million for the comparable quarter one year ago and $22.56 million for the preceding quarter.  The decrease in loans sold during the current quarter compared to the prior year was primarily due to a decrease in single-family refinance loans originated as mortgage refinance activity diminished.

Timberland’s investment securities and CDs held for investment increased $72.80 million, or 37%, to $269.55 million at March 31, 2022, from $196.75 million at December 31, 2021.  The increase was primarily due to the purchase of additional U.S Treasury securities, mortgage-backed investment securities, and CDs held in other financial institutions.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 34.3% of total liabilities at March 31, 2022, compared to 39.5% at December 31, 2021, and 36.1% one year ago.

Deposits

Total deposits increased $49.80 million, or 3%, during the current quarter to $1.66 billion at March 31, 2022, from $1.61 billion at December 31, 2021.  The quarter’s increase consisted of a $35.60 million increase in money market account balances, an $18.94 million increase in savings account balances, and a $1.97 million increase in non-interest bearing account balances. These increases were partially offset by a $5.51 million decrease in certificates of deposit account balances and a $1.21 million decrease in NOW checking account balances.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

Deposit Breakdown ($ in thousands)
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$525,488	32%	$523,518	33%	$499,541	34%
NOW checking	457,874	28	459,079	28	403,811	27
Savings	288,361	18	269,423	17	250,736	17
Money market	251,631	15	211,837	13	171,896	11
Money market – reciprocal	6,426	--	10,619	1	13,094	1
Certificates of deposit under $250	106,208	6	110,168	7	119,388	8
Certificates of deposit $250 and over	20,438	1	21,987	1	23,393	2
Total deposits	$1,656,426	100%	$1,606,631	100%	$1,481,859	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $1.89 million, or 1%, to $212.27 million at March 31, 2022, from $210.37 million at December 31, 2021.  The increase in shareholders’ equity was primarily due to net income of $5.33 million for the quarter, which was partially offset by the payment of $1.84 million in dividends to shareholders and the repurchase of 61,565 shares of common stock for $1.72 million (an average price of $27.88 per share).  Timberland had 322,169 shares available to be repurchased on its existing stock repurchase plan at March 31, 2022.

Timberland remains well capitalized with a total risk-based capital ratio of 20.75% and a Tier 1 leverage capital ratio of 10.86% at March 31, 2022.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.16% at March 31, 2022, compared to 0.17% at December 31, 2021 and 0.16% one year ago.  There were net charge-offs of $35,000 for the current quarter compared to net charge-offs of $1,000 for the preceding quarter and net recoveries of $2,000 for the comparable quarter one year ago.  No provisions for loan losses were made during the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021.

Timberland has consistently worked with borrowers affected by the COVID-19 pandemic by offering loan deferral and forbearance plans during the pandemic.  Deferrals were primarily approved for 90-day periods with interest continuing to accrue or with interest scheduled to be paid monthly.  All borrowers that were granted COVID-19 deferrals have resumed making regular payments as of March 31, 2022.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.28% at March 31, 2022, compared to 1.29% one year ago and 1.34% at December 31, 2021.  If SBA PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding SBA PPP loans) at March 31, 2022 was 1.29% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $358,000 at March 31, 2022.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.33% (non-GAAP) at March 31, 2022.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

The following table details the ALL as a percentage of loans receivable:
	March 31,	Dec. 31,	March 31,
	2022	2021	2021
ALL to loans receivable	1.28%	1.34%	1.29%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.29%	1.37%	1.48%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.33%	1.41%	1.56%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $290,000, or 9%, to $2.95 million at March 31, 2022, from $3.24 million at December 31, 2021, and decreased $982,000, or 25%, from $3.93 million one year ago.  Non-accrual loans decreased $202,000, or 7%, to $2.65 million at March 31, 2022, from $2.85 million at December 31, 2021 and increased $346,000, or 15%, from $2.31 million one year ago.

Non-Accrual Loans
($ in thousands)

	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$578	3	$582	3	$415	2
Commercial	671	3	675	2	643	2
Land	723	4	676	3	173	2
Total mortgage loans	1,972	10	1,933	8	1,231	6

Consumer loans
Home equity and second
mortgage	269	2	456	4	539	6
Other	5	1	5	1	8	1
Total consumer loans	274	3	461	5	547	7

Commercial business loans	405	6	459	7	527	7
Total loans	$2,651	19	$2,853	20	$2,305	20

OREO and other repossessed assets were $157,000 at March 31, 2022, December 31, 2021 and March 31, 2021.  At March 31, 2022, the OREO and other repossessed asset portfolio consisted of three individual land parcels.  No OREO properties were sold during the quarter ended March 31, 2022.

OREO and Other Repossessed Assets
($ in thousands)

	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$157	3	$157	3	$157	3
Total	$157	3	$157	3	$157	3

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2022	2021	2021
Interest and dividend income
Loans receivable	$12,620	$12,622	$12,790
Investment securities	590	405	284
Dividends from mutual funds, FHLB stock and other investments	27	27	27
Interest bearing deposits in banks	283	288	259
Total interest and dividend income	13,520	13,342	13,360

Interest expense
Deposits	625	631	764
Borrowings	2	15	29
Total interest expense	627	646	793
Net interest income	12,893	12,696	12,567
Provision for loan losses	--	--	--
Net interest income after provision for loan losses	12,893	12,696	12,567

Non-interest income
Service charges on deposits	1,014	913	941
ATM and debit card interchange transaction fees	1,247	1,277	1,237
Gain on sales of loans, net	416	663	1,758
Bank owned life insurance (“BOLI”) net earnings	152	154	146
Valuation recovery on loan servicing rights, net	--	119	438
Recoveries on investment securities, net	3	8	3
Other	251	308	363
Total non-interest income, net	3,083	3,442	4,886

Non-interest expense
Salaries and employee benefits	5,192	5,171	4,778
Premises and equipment	988	928	998
Advertising	161	166	155
OREO and other repossessed assets, net	2	(18)	(68)
ATM and debit card processing	450	464	445
Postage and courier	164	136	149
State and local taxes	235	255	255
Professional fees	322	271	181
FDIC insurance expense	126	128	105
Loan administration and foreclosure	96	104	90
Data processing and telecommunications	669	613	634
Deposit operations	262	299	245
Amortization of core deposit intangible (“CDI”)	79	79	91
Other, net	587	668	493
Total non-interest expense, net	9,333	9,264	8,551

Income before income taxes	6,643	6,874	8,902
Provision for income taxes	1,316	1,389	1,651
Net income	$5,327	$5,485	$7,251

Net income per common share:
Basic	$0.64	$0.66	$0.87
Diluted	0.63	0.65	0.86

Weighted average common shares outstanding:
Basic	8,337,407	8,356,066	8,331,121
Diluted	8,421,875	8,448,900	8,444,798

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	March 31,
	2022	2021
Interest and dividend income
Loans receivable	$25,242	$26,108
Investment securities	996	585
Dividends from mutual funds, FHLB stock and other investments	54	55
Interest bearing deposits in banks	571	569
Total interest and dividend income	26,863	27,317

Interest expense
Deposits	1,257	1,668
Borrowings	17	58
Total interest expense	1,274	1,726
Net interest income	25,589	25,591
Provision for loan losses	--	--
Net interest income after provision for loan losses	25,589	25,591

Non-interest income
Service charges on deposits	1,927	1,996
ATM and debit card interchange transaction fees	2,523	2,393
Gain on sales of loans, net	1,079	3,760
Bank owned life insurance (“BOLI”) net earnings	305	295
Valuation recovery on loan servicing rights, net	119	202
Recoveries on investment securities, net	11	8
Other	561	791
Total non-interest income, net	6,525	9,445

Non-interest expense
Salaries and employee benefits	10,363	9,391
Premises and equipment	1,916	1,955
Advertising	327	311
OREO and other repossessed assets, net	(16)	(94)
ATM and debit card processing	914	876
Postage and courier	300	287
State and local taxes	489	538
Professional fees	593	412
FDIC insurance expense	254	201
Loan administration and foreclosure	200	171
Data processing and telecommunications	1,282	1,240
Deposit operations	561	529
Amortization of CDI	158	181
Other, net	1,256	963
Total non-interest expense, net	18,597	16,961

Income before income taxes	13,517	18,075
Provision for income taxes	2,705	3,534
Net income	$10,812	$14,541

Net income per common share:
Basic	$1.30	$1.75
Diluted	1.28	1.73

Weighted average common shares outstanding:
Basic	8,346,839	8,322,210
Diluted	8,435,536	8,428,595

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2022	2021	2021
Assets
Cash and due from financial institutions	$26,500	$20,539	$21,707
Interest-bearing deposits in banks	465,802	537,789	411,635
Total cash and cash equivalents	492,302	558,328	433,342

Certificates of deposit (“CDs”) held for investment, at cost	28,619	24,648	39,674
Investment securities:
Held to maturity, at amortized cost	189,405	114,600	36,465
Available for sale, at fair value	50,624	56,552	69,184
Investments in equity securities, at fair value	902	946	957
FHLB stock	2,194	2,103	2,303
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	2,772	3,700	8,455

Loans receivable	1,047,513	1,007,475	1,044,117
Less: Allowance for loan losses	(13,433)	(13,468)	(13,434)
Net loans receivable	1,034,080	994,007	1,030,683

Premises and equipment, net	21,878	22,108	22,763
OREO and other repossessed assets, net	157	157	157
BOLI	22,498	22,347	21,891
Accrued interest receivable	3,927	3,938	4,471
Goodwill	15,131	15,131	15,131
CDI	1,106	1,185	1,444
Loan servicing rights, net	3,390	3,524	3,604
Operating lease right-of-use assets	2,129	2,206	2,436
Other assets	3,356	2,795	3,284
Total assets	$1,877,470	$1,831,275	$1,699,244

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$525,488	$523,518	$499,541
Deposits: Interest-bearing	1,130,938	1,083,113	982,318
Total deposits	1,656,426	1,606,631	1,481,859

Operating lease liabilities	2,210	2,285	2,499
FHLB borrowings	--	5,000	10,000
Other liabilities and accrued expenses	6,565	6,984	6,343
Total liabilities	1,665,201	1,620,900	1,500,701

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,305,826 shares issued and outstanding – March 31, 2022 8,348,821 shares issued and outstanding – December 31, 2021 8,361,457 shares issued and outstanding – March 31, 2021	40,988	42,436	42,949
Retained earnings	171,388	167,897	155,473
Accumulated other comprehensive income (loss)	(107)	42	121
Total shareholders’ equity	212,269	210,375	198,543
Total liabilities and shareholders’ equity	$1,877,470	$1,831,275	$1,699,244

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2022	2021	2021
PERFORMANCE RATIOS:
Return on average assets (a)	1.16%	1.20%	1.75%
Return on average equity (a)	10.10%	10.55%	14.89%
Net interest margin (a)	2.95%	2.92%	3.21%
Efficiency ratio	58.42%	57.40%	48.99%

	Six Months Ended
	March 31,		March 31,
	2022		2021
PERFORMANCE RATIOS:	1.18%		1.80%
Return on average assets (a)	10.33%		15.14%
Return on average equity (a)	2.93%		3.34%
Net interest margin (a)	57.91%		48.41%
Efficiency ratio

	March 31,	Dec. 31,	March 31,
	2022	2021	2021
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,651	$2,853	$2,305
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	127	140	188
OREO and other repossessed assets	157	157	157
Total non-performing assets (b)	$2,935	$3,150	$2,650

Non-performing assets to total assets (b)	0.16%	0.17%	0.16%
Net charge-offs (recoveries) during quarter	$35	$1	$(2)
ALL to non-accrual loans,	507%	472%	583%
ALL to loans receivable (c)	1.28%	1.34%	1.29%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.29%	1.37%	1.48%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.33%	1.41%	1.56%
Troubled debt restructured loans on accrual status (f)	$2,496	$2,361	$2,864

CAPITAL RATIOS:
Tier 1 leverage capital	10.86%	10.81%	11.19%
Tier 1 risk-based capital	19.50%	20.24%	19.47%
Common equity Tier 1 risk-based capital	19.50%	20.24%	19.47%
Total risk-based capital	20.75%	21.49%	20.72%
Tangible common equity to tangible assets (non-GAAP)	10.53%	10.69%	10.81%

BOOK VALUES:
Book value per common share	$25.56	$25.20	$23.75
Tangible book value per common share (g)	23.60	23.24	21.76
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $5,934, $21,397 and $138,175 at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $28,459, $31,907 and $46,626 at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(f)  Does not include troubled debt restructured loans totaling $172, $177 and $192 reported as non-accrual loans at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,029,582	4.90%	$997,358	5.06%	$1,044,476	4.90%
Investment securities and FHLB stock (1)	209,868	1.18	162,077	1.07	101,675	1.23
Interest-earning deposits in banks and CDs	510,211	0.22	580,337	0.20	422,286	0.24
Total interest-earning assets	1,749,661	3.09	1,739,772	3.07	1,568,437	3.41
Other assets	84,252		83,563		85,203
Total assets	$1,833,913		$1,823,335		$1,653,640

Liabilities and Shareholders’ Equity
NOW checking accounts	$441,259	0.13%	$440,744	0.13%	$394,612	0.16%
Money market accounts	244,250	0.29	222,945	0.29	178,768	0.30
Savings accounts	277,888	0.08	264,651	0.08	236,504	0.08
Certificates of deposit accounts	128,588	0.80	132,590	0.83	146,065	1.19
Total interest-bearing deposits	1,091,985	0.23	1,060,930	0.24	955,949	0.32
Borrowings	677	1.18	5,000	1.20	10,003	1.17
Total interest-bearing liabilities	1,092,662	0.23	1,065,930	0.24	965,952	0.33

Non-interest-bearing demand deposits	521,284		538,865		482,528
Other liabilities	9,072		10,567		10,365
Shareholders’ equity	210,895		207,973		194,795
Total liabilities and shareholders’ equity	$1,833,913		$1,823,335		$1,653,640

Interest rate spread		2.86%		2.83%		3.08%
Net interest margin (2)		2.95%		2.92%		3.21%
Average interest-earning assets to
average interest-bearing liabilities	160.13%		163.22%		162.37%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2022		March 31, 2021
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,013,293	4.98%	$1,037,304	5.03%
Investment securities and FHLB stock (1)	185,710	1.13	97,812	1.31
Interest-earning deposits in banks and CDs	545,651	0.21	398,067	0.29
Total interest-earning assets	1,744,654	3.08	1,533,183	3.56
Other assets	83,908		84,635
Total assets	$1,828,562		$1,617,818

Liabilities and Shareholders’ Equity
NOW checking accounts	$440,999	0.13%	$386,093	0.17%
Money market accounts	233,480	0.29	173,579	0.31
Savings accounts	271,197	0.08	229,610	0.08
Certificates of deposit accounts	130,611	0.81	150,645	1.29
Total interest-bearing deposits	1,076,287	0.23	939,927	0.36
Borrowings	2,862	1.19	10,002	1.16
Total interest-bearing liabilities	1,079,149	0.24	949,929	0.36

Non-interest-bearing demand deposits	530,171		465,251
Other liabilities	9,824		10,528
Shareholders’ equity	209,418		192,110
Total liabilities and shareholders’ equity	$1,828,562		$1,617,818

Interest rate spread		2.84%		3.20%
Net interest margin (2)		2.93%		3.34%
Average interest-earning assets to
average interest-bearing liabilities	161.67%		161.40%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2022 Earnings
April 26, 2022

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Shareholders’ equity	$212,269	$210,375	$198,543
Less goodwill and CDI	(16,237)	(16,316)	(16,575)
Tangible common equity	$196,032	$194,059	$181,968

Total assets	$1,877,470	$1,831,275	$1,699,244
Less goodwill and CDI	(16,237)	(16,316)	(16,575)
Tangible assets	$1,861,233	$1,814,959	$1,682,669